Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145484, 333-188519, 333-196639, 333-218557 and 333-238719 on Form S-8 and Registration Statement No. 333-263433 on Form S-3 of our report dated February 23, 2023, relating to the consolidated financial statements of Cross Country Healthcare, Inc. and subsidiaries, and the effectiveness of Cross Country Healthcare, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Boca Raton, Florida
February 23, 2023